EXHIBIT 10.1

Dorchester Minerals Operating LP

Executive Severance Plan

ARTICLE I
PURPOSE

This Executive Severance Plan has been established by the Company on August 6, 2026 (the "Effective Date") to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The purpose of the Plan is to attract and retain qualified executives. The Plan is intended to be a top hat welfare benefit plan under ERISA.

Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

ARTICLE II
DEFINITIONS

"Accountants" has the meaning set forth in Section 8.03.

"ACA" means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and implementing regulations and related guidance issued thereunder.

"Administrator" means the Compensation Committee.

"Applicable CIC Severance Multiplier" means two and one-half (2½).

"Applicable Severance Multiplier" means one and one-half (1½).

"Board" means the Board of Managers of the General Partner.

"Cause" means:

(a) the Participant's willful failure to perform their duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b) the Participant's willful failure to comply with any valid and legal directive of the Board or the person to whom the Participant reports;

(c) the Participant's willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(d) the Participant's embezzlement, misappropriation or fraud, whether or not related to the Participant's employment with the Company;

(e) the Participant's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(f) the Participant's material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or

(g) the Participant's engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company.

"Change in Control" means a transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities) the result of which is that (i) the existing equity holders (determined as of the Effective Date) of the General Partner are (after giving effect to such transaction or series of related transactions) no longer, in the aggregate, the beneficial owners, directly or indirectly through one or more intermediaries or controlled affiliates, of at least a majority of the outstanding securities of the General Partner; and (ii) the Appointed Managers (as defined in the General Partner Agreement) and the Independent Managers (as defined in the General Partner Agreement) no longer, in the aggregate, constitute a majority of the Board (after giving effect to such transaction or series of related transactions); provided, however, that an acquisition or consolidation of the General Partner by Dorchester Minerals, L.P. shall not constitute a Change in Control hereunder.

"Change in Control Severance" has the meaning set forth in Section 5.01(a).

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

"Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

"Company" means Dorchester Minerals Operating LP, a Delaware limited partnership, and any successor thereto.

"Compensation Committee" means the Compensation Committee of the Board.

"Covered Payments" has the meaning set forth in Section 8.01.

"Covered Period" means the period of time beginning on the first occurrence of a Change in Control and lasting through the one-year anniversary of the occurrence of the Change in Control.

"Effective Date" has the meaning set forth in ARTICLE I.

"Eligible Employee" means any full-time employee of the Company who is an executive officer. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excise Tax" has the meaning set forth in Section 8.01.

"General Partner" means Dorchester Minerals Management GP LLC.

"General Partner Agreement" means the Second Amended and Restated Limited Liability Company Agreement of Dorchester Minerals Management GP LLC, effective as of October 15, 2024, and as subsequently amended.

"Good Reason" means:

(a) a material reduction in the Participant's base salary;

(b) a material reduction in the Participant's target annual bonus opportunity;

(c) a relocation of the Participant's principal place of employment by more than 50 miles;

(d) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; or

(e) a material, adverse change in the Participant's title, reporting relationship, authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law).

The Participant cannot terminate their employment for Good Reason unless they have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 60 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If the Participant does not terminate their employment for Good Reason within 120 days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived their right to terminate for Good Reason with respect to such grounds.

"Parachute Payments" has the meaning set forth in Section 8.01.

"Participant" has the meaning set forth in Section 3.01.

"Plan" means this Dorchester Minerals Operating LP Executive Severance Plan, as may be amended and/or restated from time to time.

"Pro-Rata Bonus" has the meaning set forth in Section 4.01(b).

"Qualifying Termination" means the termination of a Participant's employment either (a) by the Company without Cause; or (b) by the Participant for Good Reason.

"Reduced Amount" has the meaning set forth in Section 8.01(a).

"Severance" has the meaning set forth in Section 4.01(a).

"Severance Agreement" has the meaning set forth in Section 7.01.

"Specified Employee Payment Date" has the meaning set forth in Section 11.13(b).

ARTICLE III
PARTICIPATION

Section 3.01    Participants. The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a "Participant"). Appendix A of the Plan, as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants.

ARTICLE IV
SEVERANCE

Section 4.01    Severance. If a Participant experiences a Qualifying Termination, then, subject to ARTICLE VII, the Company will provide the Participant with the following:

(a)      Any accrued but unpaid base salary and accrued but unused vacation which shall be paid on the pay date immediately following the Qualifying Termination in accordance with the Company's customary payroll procedures; any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the Qualifying Termination, which shall be paid on the otherwise applicable payment date; reimbursement for unreimbursed business expenses properly incurred by the Participant, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and such employee benefits, if any, to which the Participant may be entitled under the Company's employee benefit plans as of the Qualifying Termination; provided that, in no event shall the Participant be entitled to any payments in the nature of severance or termination payments except as specifically provided herein (collectively, the “Accrued Amounts”); and

(b)      Severance in an amount equal to the product of the Participant's Applicable Severance Multiplier times the sum of the Participant's base salary in effect immediately prior to the date of the Qualifying Termination plus the Participant's target annual cash bonus for the year in which the Qualifying Termination occurs ("Severance"). Subject to Section 11.13, Severance will be paid in a single lump-sum within sixty (60) days following the Qualifying Termination; and

(c)      A prorated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Qualifying Termination occurs at target level; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a "Pro-Rata Bonus"). Subject to Section 11.13, a Participant's Pro-Rata Bonus shall be paid within sixty (60) days following the Qualifying Termination; and

(d)      An amount equal to twelve (12) months of the monthly COBRA premium under the Company’s health and welfare plans for the Participant and their eligible dependents (the “COBRA Payment”); provided that in the event the Participant does not participate in the Company’s health and welfare plans at the time of the Qualifying Termination, then such amount shall be reasonably determined by the Administrator as if the Participant and their eligible dependents participated in the Company’s health and welfare plans. Subject to Section 11.13, the COBRA Payment will be paid in a single lump-sum within sixty (60) days following the Qualifying Termination.

ARTICLE V
CHANGE IN CONTROL SEVERANCE

Section 5.01    Change in Control Severance. If a Participant experiences a Qualifying Termination during the Covered Period, then, subject to ARTICLE VII, the Company will provide the Participant with the following in lieu of that provided in Section 4.01 above:

(a)      The Accrued Amounts;

(b)      Change in Control Severance in an amount equal to the product of the Participant's Applicable CIC Severance Multiplier times the sum of the Participant's base salary in effect immediately prior to the date of the Qualifying Termination plus the Participant's target annual cash bonus for the year in which the Qualifying Termination occurs ("Change in Control Severance").

Subject to Section 10.13, Change in Control Severance will be paid in a single lump-sum within sixty (60) days following the Qualifying Termination; and

(c)      A Pro-Rata Bonus.

Subject to Section 10.13, a Participant's Pro-Rata Bonus shall be paid within sixty (60) days following the Qualifying Termination; and

(d)      An amount equal to twenty-four (24) months of the monthly COBRA premium under the Company’s health and welfare plans for the Participant and their eligible dependents (the “CIC COBRA Payment”) ; provided that in the event the Participant does not participate in the Company’s health and welfare plans at the time of the Qualifying Termination, then such amount shall be reasonably determined by the Administrator as if the Participant and their eligible dependents participated in the Company’s health and welfare plans. Subject to Section 11.13, the CIC COBRA Payment will be paid in a single lump-sum within sixty (60) days following the Qualifying Termination.

ARTICLE VI
EQUITY AWARDS

Section 6.01    Qualifying Termination. Notwithstanding the terms of the Company equity plan or plans under which a Participant's equity awards are granted or any applicable award agreements, if a Participant has a Qualifying Termination, then, subject to ARTICLE VII:

(a)      the number of units subject to each of the Participant's outstanding unvested time-based equity awards, if any, that are due to vest on the vesting date next following such Qualifying Termination shall become vested in an amount equal to the product of (i) the number of such units; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the annual vesting period in which the Qualifying Termination occurs and the denominator of which is the number of days in such annual vesting period; and

(b)      the number of units subject to each of the Participant's outstanding unvested equity awards with performance-based vesting, if any, equal to the product of (i) the number of such units due to vest on the vesting date next following such Qualifying Termination, and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the annual vesting period in which the Qualifying Termination occurs and the denominator of which is the total number of days in such annual vesting period, shall vest and remain outstanding following such Qualifying Termination and shall be earned and settled following the end of the applicable performance period based on the actual achievement of the applicable performance goals during the performance period in accordance with the applicable award agreement.

Section 6.02    Qualifying Termination during Covered Period. Notwithstanding the terms of the Company equity plan or plans under which a Participant's equity awards are granted or any applicable award agreements, if a Participant has a Qualifying Termination during the Covered Period, then, subject to ARTICLE VII, in lieu of that provided in Section 6.01 above:

(a)      all of the Participant's outstanding unvested time-based equity awards, if any, shall fully vest; and

(b)      the number of units subject to each of the Participant's outstanding equity awards with performance-based vesting, if any, shall fully vest upon such Qualifying Termination, be earned based on the greater of target performance or the actual achievement of the applicable performance goals measured as of the date of the Change in Control (as if such Change in Control were the end of the applicable performance period), and be settled within 60 days following such Qualifying Termination.

ARTICLE VII
CONDITIONS

Section 7.01    Conditions. A Participant's entitlement to any severance benefits or payments, excluding the Accrued Amounts, under ARTICLE IV, ARTICLE V and ARTICLE VI will be subject to the Participant executing a severance agreement (the "Severance Agreement") to the reasonable satisfaction of the Company and such Severance Agreement becoming effective and irrevocable within 60 days following the Participant's Qualifying Termination. Any such Severance Agreement will include, without limitation, (i) a release of claims in favor of the Company, its affiliates and their respective officers and directors; (ii) confidentiality, non-disparagement and further cooperation provisions; and (iii) non-solicitation and non-competition provisions no more restrictive than those set forth in Appendix B hereto (and limited to the one-year period following the Qualifying Termination).

ARTICLE VIII
SECTION 280G

Section 8.01    Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant's benefit pursuant to the terms of the Plan or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Code and would, but for this ARTICLE VIII, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be either:

(a)      reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"); or

(b)      payable in full if the Participant's receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.

Section 8.02    Order of Reduction. The Covered Payments shall be reduced in a manner that maximizes the Participant's economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

Section 8.03    Determinations. Any determination required under this ARTICLE VIII shall be made in writing in good faith by an independent accounting firm selected by the Administrator (the "Accountants"), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this ARTICLE VIII. For purposes of making the calculations and determinations required by this ARTICLE VIII, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants' determinations shall be final and binding on the Company and the Participant.

ARTICLE IX
CLAIMS PROCEDURES

Section 9.01    Initial Claims. A Participant who believes that they are eligible for a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant's Qualifying Termination. Claims should be addressed and sent to:

Dorchester Minerals, L.P.

Attn: Compensation Committee

3838 Oak Lawn Ave, Suite 300

Dallas, TX 75219

If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:

(a)      the specific reason or reasons for the denial of the Participant's claim;

(b)      references to the specific Plan provisions on which the denial of the Participant's claim was based;

(c)      a description of any additional information or material required by the Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)      a description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 9.02    Appeal of Denied Claims. If the Participant's claim is denied and they wish to submit a request for a review of the denied claim, the Participant or their authorized representative must follow the procedures described below:

(a)      Upon receipt of the denied claim, the Participant (or their authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b)      The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to their claim for benefits.

(c)      The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to their claim for benefits.

(d)      The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to their claim, without regard to whether such information was submitted or considered in the initial denial of their claim.

Section 9.03    Administrator's Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:

(a)      the specific reason or reasons for the denial of the Participant's claim;

(b)      reference to the specific Plan provisions on which the denial of the Participant's claim is based;

(c)      a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to their claim for benefits; and

(d)      a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.

Section 9.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)      no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)      in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 9.05    Arbitration. Subject to Section 9.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.

Section 9.06    Attorney's Fees. The Company and each Participant shall bear their own attorneys' fees incurred in connection with any disputes between them.

ARTICLE X
ADMINISTRATION, AMENDMENT AND TERMINATION

Section 10.01  Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a)      administer the Plan according to its terms and to interpret Plan provisions;

(b)      resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;

(c)      take all actions and make all decisions regarding questions of eligibility for benefits, and benefit amounts;

(d)      make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e)      process and approve or deny all [initial] claims for benefits; and

(f)      decide or resolve any and all questions, including benefit eligibility determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 10.02  Amendment and Termination. The Board reserves the right to amend or terminate the Plan at any time, by providing at least 90 days' advance written notice to each Participant; provided, however, that during the Covered Period no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.

ARTICLE XI
GENERAL PROVISIONS

Section 11.01  At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 11.02  Effect on Other Plans, Agreements, and Benefits.

(a)      Any severance benefits payable to a Participant under the Plan will be: (i) in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b)      Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 11.03  Mitigation and Offset. If a Participant obtains other employment after a Qualifying Termination, such other employment will not affect the Participant's rights or the Company's obligations under the Plan.

The Company may reduce the amount of any severance benefits otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Company, and the Participant shall be deemed to have consented to such reduction.

Section 11.04  Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 11.05  Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 11.06  Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 11.07  Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.

Section 11.08  Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant's death, such amounts shall be paid to the Participant's beneficiaries.

Section 11.09  Waiver. Any party's failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 11.10  Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Delaware without regard to conflicts of law principles. Subject to Section 9.05, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Texas, county of Dallas, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 11.11  Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Board providing for clawback or recovery of amounts that were paid to the Participant. The Board will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 11.12  Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 11.13  Section 409A.

(a)      The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a "separation from service" under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b)      Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Participant is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant's execution of a Severance Agreement, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.

(c)      To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

APPENDIX A

PARTICIPANTS

Bradley Ehrman

Leslie Moriyama

APPENDIX B

NON-SOLICIT AND NON-COMPETE

Non-Competition

Because of the Employer Group's legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Employee, [for the remainder of the Employee's employment with the Employer Group and] for a term of twelve (12) months, to run consecutively, beginning on the Separation Date, the Employee agrees and covenants not to engage in any Competitive Activity within the (i) the states of Colorado, Texas, New Mexico and North Dakota, and (ii) any other state in which the Company holds minerals, royalties, overriding royalty interests or net profits interests that, as of the Participant's Termination Date, represent at least 10% of the total proved reserve value of all minerals, royalties, overriding royalty interests or net profits interests that are held by the Company, as reflected in the Company's most recently available independent reserve report.

For purposes of this non-compete clause, "Competitive Activity" means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business that is competitive with the business of the Employer Group, including the acquisition, ownership, and administration of producing and nonproducing mineral, royalty, overriding royalty and net profits interests. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require the Employee's disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing in this Agreement prohibits the Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that the Employee's ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, the corporation.

Non-Solicitation of Employees

The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Employer Group [for the remainder of the Employee's employment with the Employer Group and] for a term of twelve (12) months, to run consecutively, beginning on the Separation Date.